As filed with the Securities and Exchange Commission on August 11, 2023

Registration No. 333-255099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1

TO

REGISTRATION STATEMENT NO. 333-255099

UNDER

THE SECURITIES ACT OF 1933

CHINOOK THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	94-3348934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 Fairview Avenue North, Suite 900

Seattle, WA 98109

(206) 485-7241

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Karen L. Hale

Novartis AG

Lichtstrasse 35

4056 Basel

Switzerland

+41 61 324 1111

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joseph Gilligan

Mahvesh Qureshi

Gabrielle Witt

Katherine Keeley

Hogan Lovells US LLP

555 13th Street NW

Washington, DC 20004

(202) 637-5600

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to Registration Statement No. 333-255099 (the “Registration Statement”) of Chinook Therapeutics, Inc. (the “Company”) on Form S-3, filed with the U.S. Securities and Exchange Commission on April 7, 2021, registering an indeterminate number of shares of common stock, par value $0.0001 per share (the “Common Stock”), an indeterminate number of shares of preferred stock, par value $0.0001 per share, an indeterminate principal amount of debt securities, an indeterminate number of warrants to purchase Common Stock, preferred stock, debt securities or any combination thereof, an indeterminate number of subscription rights to purchase Common Stock, preferred stock or debt securities and an indeterminate number of units consisting of such securities of the Company as shall have an aggregate initial offering price not to exceed $275,000,000.

On August 11, 2023 (the “Effective Time”), the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 11, 2023, among the Company, Novartis AG (“Novartis”) and Cherry Merger Sub Inc., an indirect wholly owned subsidiary of Novartis (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Novartis. Upon consummation of the Merger, at the Effective Time, each outstanding share of Common Stock of the Company (other than shares owned by the Company, Novartis, Merger Sub or certain of their respective subsidiaries (which shares were canceled) and shares with respect to which appraisal rights were property exercised and not withdrawn under Delaware law) was automatically converted into the right to receive (i) $40.00 in cash, without interest and less any applicable withholding taxes, and (ii) one contractual contingent value right pursuant to the Contingent Value Rights Agreement, dated August 11, 2023, by and between Novartis and Computershare Inc. and Computershare Trust Company, N.A., acting jointly as rights agent.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with any undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offering, removes from registration any and all securities of the Company that were registered under the Registration Statement and remain unsold at the termination of the offerings. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Seattle, State of Washington, on August 11, 2023.

CHINOOK THERAPEUTICS, INC.

By:	/s/ Eduard Marti
Name:	Eduard Marti
Title:	Vice President

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933, as amended.